UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2015

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor, Washington D.C.		20006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On January 8, 2015, the Federal Agricultural Mortgage Corporation (“Farmer Mac”), Farmer Mac Mortgage Securities Corporation (“FMMSC”), a wholly-owned subsidiary of Farmer Mac, and the National Rural Utilities Cooperative Finance Corporation (“CFC”) entered into an Amended and Restated First Supplemental Note Purchase Agreement (the “Amended Agreement”), which amends and restates the First Supplemental Note Purchase Agreement (the “Original Agreement”), dated as of March 24, 2011 and previously filed as Exhibit 10.25 to Form 10-Q filed on May 10, 2011 with the SEC. The parties entered into the Amended Agreement pursuant to the Amended and Restated Master Note Purchase Agreement, dated as of March 24, 2011 and previously filed as Exhibit 10.22 to Form 10-Q filed on May 10, 2011 with the SEC, which governs the notes issued under the Amended Agreement by CFC and purchased by FMMSC. The Amended Agreement: (1) increased the limit for the aggregate principal amount of notes outstanding to $4.5 billion (representing an increase from $3.9 billion in the Original Agreement); (2) extended the draw period on this note facility from January 11, 2016 to January 11, 2020; and (3) deleted references to Farmer Mac’s Series C Non-Voting Cumulative Preferred Stock, which was retired by Farmer Mac in January 2013.
The foregoing description is qualified in its entirety by reference to the full text of the Amended Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.
CFC also owns 81,500 shares of Farmer Mac’s Class A Voting Common Stock, 1,200,000 shares of Farmer Mac’s 5.875% Non-Cumulative Preferred Stock, Series A, 1,000,000 shares of Farmer Mac’s 6.875% Non-Cumulative Preferred Stock, Series B, and 1,000,000 shares of Farmer Mac’s 6.000% Non-Cumulative Preferred Stock, Series C.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)    Appointment of Certain Officers
On December 19, 2014, the Board of Directors of Farmer Mac appointed John Curtis Covington, age 59, to serve as Senior Vice President – Agricultural Finance of Farmer Mac, effective January 26, 2015. There are no arrangements or understandings between Mr. Covington and any other persons pursuant to which he was selected as Senior Vice President – Agricultural Finance of Farmer Mac. There are also no family relationships between Mr. Covington and any director or executive officer of Farmer Mac, and Mr. Covington has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. A description of Mr. Covington’s compensation arrangement with Farmer Mac is set forth under Item 5.02(e) of this Current Report on Form 8-K.
On January 13, 2015, Farmer Mac issued a press release to announce the appointment of Mr. Covington as Senior Vice President – Agricultural Finance of Farmer Mac. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99. All references to www.farmermac.com in Exhibit 99 are inactive textual references only and the information contained on Farmer Mac’s website is not incorporated by reference into this Current Report on Form 8-K.
Prior to being appointed as an executive officer of Farmer Mac, Mr. Covington served as the Managing Director for the Ag and Rural Banking division at Bank of the West, where he was responsible for managing the growth and performance of Bank of the West’s regional agricultural loan portfolio. Prior to joining Bank of the West in 2006, Mr. Covington worked in various loan production and management roles in the Farm Credit System and as a credit administrator at Rabobank, N.A. Since 1984, Mr. Covington has served as an adjunct faculty member in the Department of Agricultural Economics and Craig School of Business at California State University. Mr. Covington earned a B.S. in Finance from University of Southern California and a Masters in Agribusiness from Santa Clara University.

(e)    Compensatory Arrangements of Certain Officers
As Farmer Mac’s Senior Vice President – Agricultural Finance, Mr. Covington’s starting base salary will be $310,000 per year. Mr. Covington’s target short-term incentive compensation for 2015 is $108,500 (35 percent of base salary), and he will be granted 4,000 stock appreciation rights (SARs) on his first day of employment at Farmer Mac. Each SAR represents the right to receive, upon exercise, an amount equal to the excess, if any, of the fair market value of a share of Farmer Mac’s Class C non-voting common stock (each, a “Share”) on the date of exercise over the grant price. The grant price for Mr. Covington’s 4,000 SARs will be the closing price of a Share on the New York Stock Exchange on his first day of employment. The 4,000 SARs will all “cliff” vest three years from Mr. Covington’s first day of employment and will expire ten years from Mr. Covington’s first day of employment. Mr. Covington will also be considered for grants of equity-based, long-term incentive compensation in April 2015 at the same time that those grants are considered for Farmer Mac’s other executive officers. The target value for those grants to Mr. Covington will be $287,000.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

10.1	Amended and Restated First Supplemental Note Purchase Agreement, dated January 8, 2015, between FMMSC, CFC, and Farmer Mac
99    Press Release dated January 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Stephen P. Mullery
Name: Stephen P. Mullery
Title: Senior Vice President – General Counsel

Dated: January 13, 2015